Exhibit 99.1

            IMMUNOMEDICS ANNOUNCES THIRD QUARTER FISCAL 2006 RESULTS

    MORRIS PLAINS, N.J., May 10 /PRNewswire-FirstCall/ -- Immunomedics, Inc. (Nasdaq: IMMU), a biopharmaceutical company focused on developing monoclonal antibodies, today reported revenues of $1.3 million and a net loss of $5.7 million, or $0.10 per share, for the third quarter of fiscal year 2006, which ended March 31, 2006. This compares to revenues of $1.1 million and a net loss of $6.1 million, or $0.11 per share, for the same period last year. The decrease in net loss for the three-month period was primarily due to cost savings initiatives instituted over the previous several months and increased product sales, which were partially offset by increased interest expense from the 5% senior convertible notes. In addition, the current period's results benefited from the renegotiation for reduced maintenance fees associated the ALLEVIATE trials for SLE.

    For the first nine months of the 2006 fiscal year, the Company reported revenues of $2.2 million and a net loss of $23.1 million, or $0.42 per share. This compares to revenue of $3.2 million and a net loss of $16.7 million, or $0.31 per share, for the same period last year. The increase in the net loss for the nine-month period resulted primarily from increased interest expense resulting from the 5% senior convertible notes and lower product sales of LeukoScan in the earlier part of the year. In addition, the 2005 results included a net litigation settlement gain.

    "As a result of our cost savings initiatives we now have two quarters in a row where we managed to maintain our operating losses at levels similar to those of the same period last year despite expenditure related to the continued enrollment for the ALLEVIATE trials. With the completion of out- licensing epratuzumab to UCB, we anticipate our cash outflow will be reduced from our current level. More importantly, the anticipated gross receipt of the $38 million initial cash payments will allow us to continue the research and development of other antibodies in our pipeline portfolio that are in line with our corporate strategy," commented Gerard G. Gorman, Vice President, Finance, and Chief Financial Officer.

    At March 31, 2006, the Company had $10.3 million in cash and marketable securities. On May 9, 2006, the Company entered into a collaboration and license agreement with UCB granting UCB the exclusive worldwide rights to develop, market and sell epratuzumab for all autoimmune disease indications. As a result, over the next ten business days the Company will receive the initial cash payments totaling $38 million, before fees.

    About Immunomedics

    Immunomedics is a New Jersey-based biopharmaceutical company focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. Our lead product candidate, epratuzumab, which has been licensed to UCB for all autoimmune indications worldwide, is currently in two pivotal Phase III trials for the treatment of patients with moderate and severe lupus (ALLEVIATE A and B). At present, there is no cure for lupus and no new lupus drug has been approved in the U.S. in the last 40 years. We believe that our portfolio of intellectual property, which includes approximately 90 patents issued in the United States, and more than 250 other issued patents worldwide, protects our product candidates and technologies. Visit our web site at http://www.immunomedics.com.

    This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

    For More Information:
    Dr. Chau Cheng
    Associate Director, Investor Relations & Business Analysis
    (973) 605-8200, extension 123
    ccheng@immunomedics.com

                               IMMUNOMEDICS, INC.
                      Condensed Consolidated Balance Sheets

                                              March 31,         June 30,
                                                2006              2005
                                           --------------    --------------
ASSETS
Current Assets:
     Cash and cash equivalents             $    8,947,085    $   11,937,483
     Marketable securities                      1,373,601         3,547,507
     Accounts receivable                          778,747           409,458
     Inventory                                    620,506           493,603
     Other current assets                         799,633           785,677
     Restricted securities                      1,275,200        15,575,200
                                               13,794,772        32,748,928

Property and equipment, net                     8,949,786        10,152,115

Restricted securities                           1,594,000         2,550,400
Other long-term assets                          1,571,672         2,471,706

                                           $   25,910,230    $   47,923,149

LIABILITIES AND STOCKHOLDERS' DEFICIT
     Current liabilities                   $   10,071,263    $    9,422,923
     Long-term debt                            30,527,534        36,743,233
     Other Liabilities                                  -         2,748,240
     Minority interest                            198,944           272,160
     Stockholders' deficit                    (14,887,511)       (1,263,407)

                                           $   25,910,230    $   47,923,149

                 Condensed Consolidated Statements of Operations

                                Three Months Ended                  Nine Months Ended
                                     March 31,                           March 31,
                         --------------------------------    --------------------------------
                              2006              2005              2006              2005
                         --------------    --------------    --------------    --------------
Revenues:
  Product sales          $    1,142,461           947,386         1,685,186         2,806,171
  License fee and
   other revenues                83,250            74,457           246,931           263,386
  Research &
   development                   89,523            67,143           268,570           134,286
Revenues                 $    1,315,234         1,088,986         2,200,687         3,203,843
Costs and Expenses            6,008,414         7,114,180        21,337,742        21,396,453
Operating Loss               (4,693,180)       (6,025,194)      (19,137,055)      (18,192,610)
Interest and Other
 Income (Expense)            (1,049,841)           69,963        (4,484,350)        1,180,941
Net Loss before
Income Tax Expense           (5,743,021)       (5,955,231)      (23,621,405)      (17,011,669)
Income Tax Benefit                    -          (103,792)          514,350           347,565
Net Loss                 $   (5,743,021)   $   (6,059,023)   $  (23,107,055)   $  (16,664,104)

Net Loss per Common
 Share, Basic and
 Diluted                 $        (0.10)            (0.11)            (0.42)            (0.31)

Weighted average
 number of common
 shares outstanding          55,670,994        54,073,059        54,606,327        53,554,566

SOURCE  Immunomedics, Inc.
    -0-                             05/10/2006
    /CONTACT: Dr. Chau Cheng, Associate Director, Investor Relations & Business Analysis of Immunomedics, Inc., +1-973-605-8200, ext. 123, ccheng@immunomedics.com/
    /Company News On-Call: http://www.prnewswire.com/comp/113121.html / /Web site: http://www.Immunomedics.com /
    (IMMU)